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                                                                    EXHIBIT 10.S



                              EMPLOYMENT AGREEMENT

        THIS AGREEMENT made and entered into as of February 1, 1999 (the "COMMENCEMENT DATE"), by and between BELL INDUSTRIES, INC., a California corporation, (the "COMPANY") and TRACY A. EDWARDS, an individual (hereinafter called the "EXECUTIVE").


                                WITNESSETH THAT:


        WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to be so employed by the Company on the terms and conditions herein provided;


        NOW, THEREFORE, the Company and Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:


        1.     Employment and Term.

               1.1. Employment. The Company shall employ Executive as the President and Chief Executive Officer of the Company, and Executive shall so serve, for the term set forth in Paragraph 1.2.

               1.2. Employment Term. The Company shall employ Executive and Executive shall continue in the employ of the Company for a twenty-four (24) month period commencing on the Commencement Date, unless sooner terminated in accordance with the provisions of this Agreement (the "TERM"). On each day following the Commencement Date, the twenty-four (24) month period constituting the Term shall be extended by one (1) additional day.

        2. Duties. During the Term, Executive shall serve as President and Chief Executive Officer of the Company and have all authority, powers and duties consistent with such positions, subject to the reasonable direction of the Board of Directors of the Company (or an appropriate Committee thereof) (the "BOARD"). Executive shall devote substantially his entire time during reasonable business hours (reasonable sick leave and vacations excepted) and use his best efforts to fulfill faithfully, responsibly and to the best of his ability his duties hereunder. During the Term, Executive shall be a member of the Board of Directors of the Company ;provided however, that Executive's voluntary resignation as a director, or his refusal to be a nominee for a director, shall not be deemed a material breach of this Agreement by the Company.



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        3.     Salary.

               3.1. Base Salary. For services performed by Executive pursuant to this Agreement, the Company shall pay Executive a base salary of $315,000 per year, payable in substantially equal installments in accordance with the Company's regular payroll practices. Executive's base salary (with any increases under paragraph 3.2 below) shall not be subject to reduction. Any compensation which may be paid to Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board shall be in addition to the base salary to which Executive shall be entitled under this Agreement.

               3.2. Salary Increases. The base salary of Executive shall be reviewed no less frequently than annually by the Board to determine whether or not the same should be increased because of Executive's performance, his duties and responsibilities, salary levels of other chief executive officers of similar companies being higher, an increase in the cost of living or similar consideration and, if it is determined that an increase is merited, such increase shall constitute the base salary of Executive for purposes of Paragraph 3.1.

        4. Annual Bonuses. For each calendar year during the Term, the Board shall institute a bonus program for that year based on the Company's achievement of certain reasonably obtainable operating and/or financial goals or such other criteria as are reasonably acceptable to Executive. Such bonus program shall be instituted not later than forty-five (45) days after it has been first presented to the Board (or an appropriate committee thereof) by Executive. Executive shall be entitled to participate in such bonus program on a basis consistent with his position. Additionally, for calendar year 1999, Executive shall be entitled to a special bonus of $150,000, payable in equal quarterly installments on the last day of each calendar quarter.

        5. Other Benefits. In addition to the compensation described in Paragraphs 3 and 4 above, Executive shall also be entitled to the following:

               5.1. Participation in Benefit Plans. Executive shall be entitled to participate in all of the various incentive, retirement, medical and dental, fringe benefit, executive perquisite and expense reimbursement plans, programs and arrangements of the Company generally made available to its executives.

               5.2. Stock Options. Executive has received various stock options under the Company's Stock Option Plans, including a recent grant of 300,000 options, and these will continue in full force and effect under their terms and the terms of the Company's Stock Option Plan. In addition, Executive shall continue to participate in the Company's Stock Option Plan in the future on a basis consistent with his position.

               5.3. Life Insurance. The Company has purchased a non-cancelable term life insurance policy dated February 1, 1999 on the life of Executive. Executive shall be entitled to designate the beneficiary(ies) of such policy, who initially shall be as set forth in the application for such policy.



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               5.4. Split Dollar Life Insurance. During the Term, the Company
agrees to maintain the Split Dollar Life Insurance policy purchased under the Split Dollar Agreement between the parties dated September 19, 1991 and will otherwise abide by that agreement.

               5.5. Indemnification. During and after the Term, the Company will continue to indemnify Executive under the terms of the Indemnification Agreement dated as of November 2, 1993.

               5.6. Expenses. The Company shall reimburse Executive for all reasonable travel and other reasonable out-of-pocket business expenses incurred by him in the performance of his duties under this Agreement (or before the date hereof, as an employee of the Company) upon evidence of payment and otherwise in accordance with the Company's reasonable procedures in effect from time to time.

        6. Deductions and Withholdings; Gross Up. All amounts payable or which become payable hereunder shall be subject to all deductions and withholdings required by law. In the event that Executive becomes entitled to a payment hereunder and any part of that payment will be subject to the tax (the "EXCISE TAX") imposed by section 4999 of the Internal Revenue Code (the "CODE"), the Company shall pay to the Executive at the time of that payment an additional amount (the "GROSS-UP PAYMENT") such that the net amount retained by Executive, after deduction of any Excise Tax on those payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the stated amount of that payment. For purposes of determining the amount of the Gross-Up Payments, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's resident on the date for that payment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined and not subject to further appeal the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

        7. Covenants of Executive. In order to induce the Company to enter into this Agreement, in addition to the other consideration provided to the Company hereunder Executive hereby agrees as follows:



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               7.1. Confidentiality. Except for and on behalf of the Company with the consent of or as directed by the Board, Executive shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business secrets or other confidential information regarding the Company and its subsidiaries which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude Executive from disclosing information (i) to an appropriate extent to parties retained to perform services for the Company or its subsidiaries or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of Executive, appropriate or necessary to further the best interests of the Company or its subsidiaries or (iii) as may be required by law.

               7.2. Records. All papers, books and records of every kind and description relating to the business and affairs of the Company and its subsidiaries, whether or not prepared by Executive, other than personal notes, calendars, personal contact lists and documents relating to Executive's own employment by the Company prepared by or at the direction of Executive, shall be the sole and exclusive property of the Company, and Executive shall surrender them to the Company at any time upon request by the Board.

               7.3. Non-Competition. Executive hereby agrees with the Company that during the term of his employment hereunder, and for a period of two (2) years following termination of his employment hereunder, (i) he shall not, directly or indirectly, engage in, or be employed by, or act as a consultant to, or be a director, officer, owner or partner of, or acquire a substantial interest in, any business activity or entity which competes with the Company or any of its subsidiaries, (ii) he shall not solicit any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interfere with the relationship of such employee with the Company or its subsidiaries, and (iii) he shall not induce or attempt to induce any customer, supplier, licensee or other individual, company or other business organization having a business relation with the Company or its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Company or its subsidiaries.

               7.4. Remedies for Breach of Section 7.3. The only legal or equitable remedy under this Agreement for the Company in the event Executive breaches any provision of Section 7.3 is to be relieved of making any further payments due (if any) Executive under this Agreement after the date of any such breach.

        8. Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 8, the Company shall continue to employ Executive and Executive shall remain employed by the Company during the Term. This Paragraph 8 sets forth certain obligations of the Company in the event that Executive's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 8 are defined in Paragraph 9 below.



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               8.1. Termination by the Company for Cause. The Company may
terminate Executive's services hereunder for Cause at any time upon written notice to Executive. In such event, Executive's services shall terminate on the effective date specified in such notice. In the case of Executive's termination for Cause, the Company shall promptly pay to Executive any and all Accrued Obligations. Executive and his beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances. Any termination of Executive for Cause shall be communicated by a notice of termination to Executive given in accordance with Paragraph 13 of this Agreement.

               8.2. Termination by the Company Without Cause. The Company may terminate Executive's employment hereunder without Cause at any time upon written notice to Executive, provided that the Company first gives Executive a written notice of termination at least five (5) calendar days prior to the effective date of any such termination. In such event, Executive's services shall terminate on the effective date specified in such notice. In the event the Company without Cause hereunder terminates Executive's services at any time during the Term, in addition to any severance payments to which Executive is otherwise entitled, the Company shall pay to Executive the Full Term Compensation.

               8.3. Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason. In the event Executive terminates his employment for Good Reason at any time during the Term, in addition to any severance payments to which Executive is otherwise entitled, the Company shall pay to Executive the Full Term Compensation.

               8.4. Termination by Executive without Good Reason; Retirement. Executive may terminate his employment hereunder for other than Good Reason, provided that Executive first gives the Company a written notice of termination at least thirty (30) calendar days prior to the effective date of any such termination. In the event Executive terminates his employment for other than Good Reason or in the event of Retirement, the Company shall pay to Executive any and all Accrued Obligations. Executive and his beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination under these circumstances.

               8.5. Death or Disability. This Agreement shall immediately terminate upon Executive's death or in the event that Executive becomes Disabled. In either such event, the Company shall pay to Executive or his beneficiaries all Accrued Obligations, but in consideration of the life insurance policy set forth in Section 5.3, shall not have any obligation to pay the Full Term Compensation.

        9. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:



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               9.1. "ACCRUED OBLIGATIONS" means the sum of (a) Executive's base salary under Paragraph 3 accrued through the effective date of termination of Executive's employment (the "DATE OF TERMINATION") to the extent not theretofore paid, (b) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation, calculated in accordance with Paragraph 4 of this Agreement, accrued with regard to Executive as of the Date of Termination, to the extent not theretofore paid, and (c) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Date of Termination, to the extent not theretofore paid. For the purposes of this Agreement, if the Date of Termination occurs before the amount payable under Paragraph 4 of this Agreement can be calculated for the calendar year in which the termination occurs, the amount of any bonus, incentive compensation, deferred compensation and other cash compensation accrued but not paid shall be calculated based on the previous year's compensation paid under Paragraph 4 of this Agreement and pro rated for the period Executive was employed in the calendar year in which the Date of Termination occurs. For example, if the commencement Date is January 1 and the Date of Termination is March 31 of any given year, the bonus with regard to the current year to which Executive shall be entitled under this Paragraph 9.1 shall be the equivalent of One-Fourth (1/4) the amount he received the previous year under Paragraph 4. This is in addition to any bonus earned but not yet paid with regard to any prior year.

               9.2. "CAUSE" means (i) the willful and continued (after fifteen
(15) days' written notice by the Company) failure by Executive to substantially perform his material duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness), or (ii) the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of the foregoing sentence, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company. Notwithstanding the foregoing, even if facts exist which constitute "Cause," Executive may not be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for the Executive, together with Executive's counsel, to be heard before the Board) of finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth in the first sentence of this Paragraph 9.2 and specifying the particulars thereof in detail.

               9.3. A "CHANGE IN CONTROL" shall be deemed to have occurred if
(i) there shall be consummated (x) any consolidation or merger of the Company, other than a merger or consolidation of the Company in which the holders of the Company's common stock immediately prior to the merger or consolidation have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger or consolidation, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and


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14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE
ACT")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For purposes of this Paragraph 9.3, the occurrence of two or more of the events constituting a Change in Control which are the result of the same of related transaction(s) shall be deemed a single Change in Control and its date shall be the date the first such event occurred. For example, a merger in which former shareholders of the Company received less than 75% of the voting capital stock of the surviving corporation followed by a change in the Company's Board falling within clause (iv) above and contemplated by said merger shall be deemed a single Change in Control as of the date of said merger.

               9.4. "DISABLED" (or "DISABILITY") means (a) that Executive has been unable to perform substantially all of his usual and customary duties under this Agreement for a period of six (6) consecutive months or nine (9) months in any twelve month period, by reason of physical or mental injury or disease or
(b) that a reputable physician selected by the Board, and as to whom Executive has no reasonable objection, has determined in writing that Executive will, by reason of physical or mental injury or disease, be unable to perform substantially all of Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months. If any question arises as to whether Executive is Disabled, upon the reasonable request therefor by the Board, Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability. In accordance with Paragraph 13, the Board shall promptly give Executive written notice of any such determination of Executive's Disability and of any decision of the Board to terminate Executive's employment by reason thereof.

               9.5. "GOOD REASON" means any of the following (done without Executive's express written consent):

                      9.5.1. the assignment to Executive by the Company of duties or limitations on authority inconsistent with Executive's position, duties, responsibilities, authority and status with the Company immediately prior thereto;

                      9.5.2. the occurrence of a Change in Control;

                      9.5.3. Executive's relocation to any place other than the location at which Executive performed Executive's duties prior to any such attempted relocation, except (a) for a relocation of no more than twenty (20) miles and (b) for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations on the Commencement Date (Executive recognizes that he may be required to spend up to seven (7) business days per month in areas of the United States outside of Southern California managing the Company's businesses);



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                      9.5.4.any material breach by the Company of any provision
of this agreement;

                      9.5.5. any failure by the Company to obtain the assumption of this Agreement by any successor or assignee of the Company (as defined in Paragraph 12); and

                      9.5.6. Any purported termination of Executive's employment which is not effected pursuant to a written notice of termination indicating those specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination by the Company shall be effective without such notice of termination.

                      9.5.7. At any time after the occurrence of an event(s) which Executive believes, in good faith, constitutes Good Reason, the Executive may (but is not obligated to) give written notice to the Company setting forth in reasonable detail the facts and circumstances claimed to be a basis for termination for Good Reason pursuant to Paragraph 9.5. If the Company disagrees that such facts and circumstances exist and/or do not constitute Good Reason, the Company shall so notify Executive within thirty (30) days of the giving of such notice of Good Reason. The Company's responsive notice shall be in writing and shall also set forth in reasonable detail the reasons why it denies Executive's Good Reason claim. Failure by the Company to give Executive a responsive notice within such thirty (30) day period shall constitute an admission by the Company that Good Reason does exist. Executive's deferral or delay in giving the notice set forth under this Section or in exercising his right to terminate the Agreement as a result of Good Reason shall not constitute a waiver of his right to give such notice or to exercise such right based on such Good Reason; provided such notice or exercise is made within one (1) year from the date Executive has actual knowledge of the occurrence of the event deemed to constitute "Good Reason".

               9.6. "FULL TERM COMPENSATION" means (i) any and all Accrued Obligations and (ii) Executive's then applicable Base Salary for the remainder of the Term. In connection with a termination triggering Full Term Compensation, all equity-based incentive compensation awards (such as options to purchase stock of the Company, restricted stock of the Company, or similar equity-based units or interests) shall, if not otherwise vested, vest in full upon termination of Executive's employment. If Full Term Compensation shall become payable under this Agreement, such compensation shall be paid in substantially equal installments in accordance with the Company's regular payroll practices or, at the option of Executive, payable within 30 days of termination in a lump sum equal to the then present value of the Full Term Compensation, using a discount rate equal to the then interest rate on Treasury bills with a term equal to the average remaining life of the Term.

               9.7. "RETIREMENT" means termination by the Company or Executive of Executive's employment based on Executive's having reached age 70 or such other age as shall have been fixed in any arrangement established with Executive's consent with respect to Executive.



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        10. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

        11. Legal Fees. Each party shall bear and pay all legal fees, costs of litigation and other expenses incurred by it in connection with the enforcement of its rights under this Agreement; provided, however, that during the course of any proceedings, the expenses of arbitration shall be borne equally; provided further, that the Company shall be also obligated to reimburse Executive for his legal fees, costs of litigation and other expenses reasonably required to enforce his rights under this Agreement, including Executive's one-half share of arbitration expenses, unless in any arbitration or judicial proceeding the Company shall be the prevailing party. The Company agrees to pay the reasonable attorney's fees incurred by Executive in the negotiation of this Agreement.

        12. Successor to the Company. The Company will require any successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume the obligations under, and agree to perform, this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assignee of its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Except under the conditions set forth in this section, neither the Company nor Executive may assign this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

        13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

               (a)    If to the Board or the Company, to:
                      Bell Industries, Inc.
                      2201 E. El Segundo Blvd.
                      El Segundo, CA 90245
                      Attn: Secretary

               (b) If to Executive, to his last known home address in the records of the Company.



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Such addresses may be changed by written notice sent to the other party at the last recorded address of that party. Notices by mail will be effective three (3) days after deposit into the mail. No objection may be made to any notice actually received in writing.

        14. Arbitration. Either party shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in Los Angeles, in accordance with labor arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

        15. Execution in Counterparts. The parties hereto in two (2) or more counterparts may execute this Agreement, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

        16. Jurisdiction and Governing Law. Except as provided in Paragraph 14, jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of California, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of California, other than the conflict of laws provisions of such laws.

        17. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

        18. Prior Understandings. Except for the prior agreements referenced herein, Executive's Severance Compensation Agreement dated as of April 21, 1993, including all amendments thereto, and existing benefits accrued by Executive under existing Company plans or arrangements, this Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in writing, signed by each of the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.



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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written



                                            BELL INDUSTRIES, INC.



                                            By:_________________________________
                                                  John J. Cost
                                            Title:______________________________
                                                  Secretary

                                            By:_________________________________
                                                  Russell A. Doll

                                            Title:______________________________
                                                  Vice President


                                            TRACY A. EDWARDS



                                            ____________________________________